Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 of the Registration Statement of Middlefield Banc Corp. on Form S-4 of our report dated March 15, 2022, on Middlefield Banc Corp.’s consolidated financial statements appearing in the Annual Report on Form 10-K of Middlefield Banc Corp. for the year ended December 31, 2021, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania
September 20, 2022